 JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of Tiptree Inc., a Maryland corporation, and further agree that this Joint Filing Agreement be included as Exhibit 99 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of February, 2019.

FINTAN PARTNERS, LLC

By:	/s/ Alexander Klikoff
Alexander Klikoff, in his capacity as the
Senior Managing Director of Fintan Partners, LLC

FINTAN MASTER FUND, LTD.

By:	/s/ Alexander Klikoff
Alexander Klikoff, in his capacity as the
Senior Managing Director of Fintan Partners, LLC